Exhibit 99.1

Bridgewater Bancshares, Inc. Announces Record Second Quarter 2021 Net Income of $11.0 Million, $0.38 Diluted Earnings Per Common Share

Bridgewater Bancshares, Inc. (Nasdaq: BWB) (the Company), the parent company of Bridgewater Bank (the Bank), today announced net income of $11.0 million for the second quarter of 2021, a 3.0% increase over net income of $10.7 million for the first quarter of 2021, and a 44.7% increase over net income of $7.6 million for the second quarter of 2020. Net income per diluted common share for the second quarter of 2021 was $0.38, a 2.4% increase compared to $0.37 per diluted common share for the first quarter of 2021, and a 44.9% increase, compared to $0.26 per diluted common share for the same period in 2020.

“Bridgewater reported another quarter of record net income driven by robust organic loan growth, superb asset quality and a highly efficient business model,” said Chairman, Chief Executive Officer, and President, Jerry Baack. “Our unique ability to generate profitable loan growth in the current market has been the result of client acquisition opportunities from M&A-related market disruption, the expansion of our lending teams through opportunistic hires, and our strong brand and service model in the Twin Cities. This loan growth, along with a stabilizing core net interest margin, has led to continued revenue growth, all while maintaining consistently low levels of net charge-offs and nonperforming assets. With our proven growth engine and an efficiency ratio among the lowest in the industry, we believe we are well-positioned to continue gaining market share in the attractive Twin Cities market.”

Second Quarter 2021 Financial Results

			Diluted	Nonperforming	Adjusted
ROA	PPNR ROA (1)	ROE	earnings per share	assets to total assets	efficiency ratio (1)
1.43%	2.07%	15.40%	$0.38	0.02%	41.5%

(1)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.

Second Quarter 2021 Highlights

●	Diluted earnings per common share were $0.38 for the second quarter of 2021, compared to $0.37 per common share for the first quarter of 2021.

●	Annualized return on average assets (ROA) and annualized return on average common equity (ROE) for the second quarter of 2021 were 1.43% and 15.40%, compared to ROA and ROE of 1.47% and 15.87%, respectively, for the first quarter of 2021.

●	Pre-provision net revenue (PPNR), a non-GAAP financial measure, was $15.9 million for the second quarter of 2021, an increase of 1.6%, compared to $15.6 million from the first quarter of 2021. PPNR ROA, a non-GAAP financial measure, was 2.07% for the second quarter of 2021, compared to 2.15% for the first quarter of 2021.

●	Gross loans increased $168.1 million in the second quarter of 2021, or 27.8% annualized, compared to the first quarter of 2021. Gross loans, excluding Paycheck Protection Program (PPP) loans, increased $232.2 million in the second quarter of 2021, or 41.2% annualized, compared to the first quarter of 2021.

●	Deposits increased $82.3 million in the second quarter of 2021, or 12.5% annualized, compared to the first quarter of 2021.

●	Net interest margin was 3.52% for the second quarter of 2021, compared to 3.60% in the first quarter of 2021.

●	The adjusted efficiency ratio, a non-GAAP financial measure which excludes the impact of certain non-routine income and expenses from noninterest expense, was 41.5% for the second quarter of 2021, compared to 40.7% for the first quarter of 2021.

●	A loan loss provision of $1.6 million was recorded in the second quarter of 2021 to support strong organic loan growth. The allowance for loan losses to total loans was 1.45% at June 30, 2021, compared to 1.48% at March 31, 2021. The allowance for loan losses to total loans, excluding PPP loans, was 1.50% at June 30, 2021, compared to 1.59% at March 31, 2021.

●	Annualized net loan charge-offs (recoveries) as a percentage of average loans were 0.00% for the second quarter of 2021, compared to (0.01)% for the first quarter of 2021.

●	Tangible book value per share, a non-GAAP financial measure, increased 4.3%, or $0.42, to $10.22 at June 30, 2021, compared to $9.80 at March 31, 2021.

●	The Company purchased $25.0 million of bank owned life insurance policies on certain officers.

Recent Developments

On July 8, 2021, the Company announced the completion of a private placement of $30.0 million in aggregate principal amount of 3.25% fixed-to-floating rate subordinated notes due 2031. The Company intends to use the net proceeds of the private placement for general corporate purposes, including support for organic growth plans, support for bank level capital ratios and possible redemption or repurchase of currently outstanding indebtedness.

Key Financial Measures

	As of and for the Three Months Ended			As of and for the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Per Common Share Data
Basic Earnings Per Share	$0.39	$0.38	$0.26	$0.77	$0.52
Diluted Earnings Per Share	0.38	0.37	0.26	0.75	0.51
Book Value Per Share	10.33	9.92	8.92	10.33	8.92
Tangible Book Value Per Share (1)	10.22	9.80	8.80	10.22	8.80
Basic Weighted Average Shares Outstanding	28,040,762	28,017,366	28,676,441	28,029,129	28,733,968
Diluted Weighted Average Shares Outstanding	29,128,181	28,945,212	29,165,157	29,048,424	29,350,426
Shares Outstanding at Period End	28,162,777	28,132,929	28,837,560	28,162,777	28,837,560

Selected Performance Ratios
Return on Average Assets (Annualized)	1.43%	1.47%	1.17%	1.45%	1.22%
Pre-Provision Net Revenue Return on Average Assets (Annualized) (1)	2.07	2.15	2.00	2.11	2.05
Return on Average Common Equity (Annualized)	15.40	15.87	11.98	15.63	11.96
Return on Average Tangible Common Equity (Annualized) (1)	15.58	16.06	12.14	15.81	12.12
Yield on Interest Earning Assets	4.17	4.31	4.45	4.24	4.66
Yield on Total Loans, Gross	4.56	4.74	4.85	4.64	5.00
Cost of Interest Bearing Liabilities	0.96	1.04	1.58	1.00	1.70
Cost of Total Deposits	0.54	0.59	0.99	0.56	1.12
Net Interest Margin (2)	3.52	3.60	3.38	3.56	3.48
Core Net Interest Margin (1)(2)	3.31	3.34	3.22	3.33	3.29
Efficiency Ratio (1)	42.0	41.2	48.6	41.6	46.5
Adjusted Efficiency Ratio (1)	41.5	40.7	40.4	41.1	42.2
Noninterest Expense to Average Assets (Annualized)	1.50	1.51	1.64	1.50	1.67
Adjusted Noninterest Expense to Average Assets (Annualized) (1)	1.48	1.49	1.37	1.48	1.51
Loan to Deposit Ratio	95.3	91.9	97.8
Core Deposits to Total Deposits(3)	81.2	83.5	75.7
Tangible Common Equity to Tangible Assets (1)	9.10	8.99	9.23

Capital Ratios (Bank Only) (4)
Tier 1 Leverage Ratio	10.57%	10.65%	11.36%
Tier 1 Risk-based Capital Ratio	11.24	12.08	12.96
Total Risk-based Capital Ratio	12.49	13.33	14.21

Capital Ratios (Consolidated) (4)
Tier 1 Leverage Ratio	9.08%	9.11%	9.94%
Tier 1 Risk-based Capital Ratio	9.67	10.34	11.39
Total Risk-based Capital Ratio	13.49	14.46	15.99

(1)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.
(2)	Amounts calculated on a tax-equivalent basis using the statutory federal tax rate of 21%.
(3)	Core deposits are defined as total deposits less brokered deposits and certificates of deposit greater than $250,000.
(4)	Preliminary data. Current period subject to change prior to filings with applicable regulatory agencies.

Selected Financial Data

	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2021	2021	2020	2020	2020
Selected Balance Sheet Data
Total Assets	$3,162,612	$3,072,359	$2,927,345	$2,774,564	$2,754,463
Total Loans, Gross	2,594,186	2,426,123	2,326,428	2,259,228	2,193,778
Allowance for Loan Losses	37,591	35,987	34,841	31,381	27,633
Goodwill and Other Intangibles	3,200	3,248	3,296	3,344	3,391

Deposits	2,720,906	2,638,654	2,501,636	2,273,044	2,242,051
Tangible Common Equity (1)	287,630	275,923	262,109	262,088	253,799
Total Shareholders' Equity	290,830	279,171	265,405	265,432	257,190
Average Total Assets - Quarter-to-Date	3,076,712	2,940,262	2,816,032	2,711,755	2,622,272
Average Common Equity - Quarter-to-Date	286,311	272,729	265,716	263,195	255,109

(1)Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands)	2021	2021	2020	2021	2020
Selected Income Statement Data
Interest Income	$31,147	$30,440	$28,166	$61,587	$55,634
Interest Expense	4,859	5,045	6,824	9,904	14,190
Net Interest Income	26,288	25,395	21,342	51,683	41,444
Provision for Loan Losses	1,600	1,100	3,000	2,700	5,100
Net Interest Income after Provision for Loan Losses	24,688	24,295	18,342	48,983	36,344
Noninterest Income	1,603	1,008	1,977	2,611	3,696
Noninterest Expense	11,477	10,923	10,711	22,400	20,457
Income Before Income Taxes	14,814	14,380	9,608	29,194	19,583
Provision for Income Taxes	3,821	3,709	2,010	7,530	4,542
Net Income	$10,993	$10,671	$7,598	$21,664	$15,041

Income Statement

Net Interest Income

Net interest income was $26.3 million for the second quarter of 2021, an increase of $893,000, or 3.5%, from $25.4 million in the first quarter of 2021, and an increase of $4.9 million, or 23.2%, from $21.3 million in the second quarter of 2020. The linked-quarter and year-over-year increases in net interest income were primarily due to growth in average interest earning assets, lower rates paid on deposits, and the recognition of PPP loan origination fees, offset partially by declining yields on loans. Average interest earning assets were $3.02 billion for the second quarter of 2021, an increase of $136.4 million, or 4.7%, from $2.88 billion for the first quarter of 2021, and an increase of $452.1 million, or 17.6%, from $2.57 billion for the second quarter of 2020. The linked-quarter increase in average interest earning assets was primarily due to robust organic growth in the loan portfolio. The year-over-year increase in average interest earning assets was primarily due to strong organic growth in the loan portfolio, as well as continued purchases of investment securities.

Net interest margin (on a fully tax-equivalent basis) for the second quarter of 2021 was 3.52%, an 8 basis point decline from 3.60% in the first quarter of 2021, and a 14 basis point increase from 3.38% in the second quarter of 2020. Core net interest margin (on a fully tax-equivalent basis), a non-GAAP financial measure which excludes the impact of loan fees and PPP balances, interest, and fees, for the second quarter of 2021 was 3.31%, a 3 basis point decline from 3.34% in the first quarter of 2021, and a 9 basis point increase from 3.22% in the second quarter of 2020.

While the origination volume of PPP loans earning 1.00% negatively impacted net interest margin, the recognition of fees associated with the originations has benefited net interest margin for each of the past three quarters. The SBA began forgiving PPP loans, which has accelerated the recognition of PPP fees starting in the fourth quarter of 2020 and continuing into the second quarter of 2021. The Company recognized $1.4 million of PPP origination fees during the second quarter of 2021, compared to $1.5 million during the first quarter of 2021. The elevated fee recognition is illustrated in the 4.75% PPP loan yield for the second quarter of 2021.

The following table summarizes PPP loan originations and net origination fees as of June 30, 2021:

	Originated		Outstanding		Program Lifetime
	Number	Principal	Number	Principal	Net Origination	Net Origination
(dollars in thousands)	of Loans	Balance	of Loans	Balance	Fees Generated	Fees Earned
Round One PPP Loans	1,200	$181,600	225	$27,184	$5,706	$5,330
Round Two PPP Loans	651	78,386	606	71,888	3,544	498
Totals	1,851	$259,986	831	$99,072	$9,250	$5,828

Interest income was $31.1 million for the second quarter of 2021, an increase of $707,000, or 2.3%, from $30.4 million in the first quarter of 2021, and an increase of $3.0 million, or 10.6%, from $28.2 million in the second quarter of 2020. The yield on interest earning assets (on a fully tax-equivalent basis) was 4.17% in the second quarter of 2021, compared to 4.31% in the first quarter of 2021, and 4.45% in the second quarter of 2020. The linked-quarter decrease in the yield on interest earning assets was primarily due to the historically low interest rate environment resulting in a lower loan yield and lower loan fees recognized, offset partially by $1.4 million of PPP loan origination fees. The year-over-year decline in the yield on interest earning assets was primarily due to the historically low interest rate environment resulting in lower loan and security yields.

Loan interest income and loan fees remain the primary contributing factors to the changes in yield on interest earning assets. The aggregate loan yield, excluding PPP loans, decreased to 4.54% in the second quarter of 2021, which was 18 basis points lower than 4.72% in the first quarter of 2021, and 47 basis points lower than 5.01% in the second quarter of 2020. While loan fees have maintained a relatively stable contribution to the aggregate loan yield, the historically low yield curve has resulted in a declining core yield on loans in comparison to both prior periods.

A summary of interest and fees recognized on loans, excluding PPP loans, for the periods indicated is as follows:

	Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Interest	4.37%	4.50%	4.59%	4.69%	4.76%
Fees	0.17	0.22	0.28	0.24	0.25
Yield on Loans, Excluding PPP Loans	4.54%	4.72%	4.87%	4.93%	5.01%

Interest expense was $4.9 million for the second quarter of 2021, a decrease of $186,000, or 3.7%, from $5.0 million in the first quarter of 2021, and a decrease of $2.0 million, or 28.8%, from $6.8 million in the second quarter of 2020. The cost of interest bearing liabilities declined 8 basis points on a linked-quarter basis from 1.04% in the first quarter of 2021 to 0.96% in the second quarter of 2021, primarily due to lower rates paid on deposits. On a year-over-year basis, the cost of interest bearing liabilities decreased 62 basis points from 1.58% in the second quarter of 2020 to 0.96% in the second quarter of 2021, primarily due to lower rates paid on deposits, the payoff of the Company’s notes payable, and the early extinguishment of $94.0 million of longer term FHLB advances, offset partially by strong growth of interest bearing deposits and additional subordinated debentures.

Interest expense on deposits was $3.5 million for the second quarter of 2021, a decrease of $159,000, or 4.3%, from $3.7 million in the first quarter of 2021, and a decrease of $1.7 million, or 32.1%, from $5.2 million in the second quarter of 2020. The cost of total deposits declined 5 basis points on a linked-quarter basis from 0.59% in the first quarter of 2021, and declined 45 basis points on a year-over-year basis from 0.99% in the second quarter of 2020, to 0.54% in the second quarter of 2021, primarily due to deposit rate cuts consistent with a lower rate environment and the downward repricing of time deposits. The Company anticipates more opportunities to lower the cost of total deposits due to continued deposit repricing as time deposits mature and the recent success of adding efficient, low-cost brokered deposits.

A summary of the Company’s average balances, interest yields and rates, and net interest margin for the three months ended June 30, 2021, March 31, 2021, and June 30, 2020 is as follows:

	For the Three Months Ended
	June 30, 2021			March 31, 2021			June 30, 2020
	Average	Interest	Yield/	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
(dollars in thousands)
Interest Earning Assets:
Cash Investments	$88,067	$33	0.15%	$105,477	$34	0.13%	$109,073	$37	0.14%
Investment Securities:
Taxable Investment Securities	314,049	1,647	2.10	301,680	1,723	2.32	203,559	1,304	2.58
Tax-Exempt Investment Securities (1)	77,029	842	4.38	80,963	881	4.41	91,793	996	4.37
Total Investment Securities	391,078	2,489	2.55	382,643	2,604	2.76	295,352	2,300	3.13
Paycheck Protection Program Loans (2)	149,312	1,767	4.75	148,881	1,864	5.08	139,235	873	2.52
Loans (1)(2)	2,384,759	27,011	4.54	2,241,038	26,074	4.72	2,013,163	25,070	5.01
Total Loans	2,534,071	28,778	4.56	2,389,919	27,938	4.74	2,152,398	25,943	4.85
Federal Home Loan Bank Stock	6,221	54	3.51	5,045	78	6.28	10,469	125	4.81
Total Interest Earning Assets	3,019,437	31,354	4.17%	2,883,084	30,654	4.31%	2,567,292	28,405	4.45%
Noninterest Earning Assets	57,275			57,178			54,980
Total Assets	$3,076,712			$2,940,262			$2,622,272
Interest Bearing Liabilities:
Deposits:
Interest Bearing Transaction Deposits	$421,132	$520	0.50%	$364,017	$422	0.47%	$272,565	$377	0.56%
Savings and Money Market Deposits	764,632	940	0.49	724,104	1,008	0.56	521,313	1,327	1.02
Time Deposits	332,346	1,075	1.30	344,715	1,267	1.49	388,357	2,122	2.20
Brokered Deposits	379,768	978	1.03	402,694	974	0.98	319,711	1,344	1.69
Total Interest Bearing Deposits	1,897,878	3,513	0.74	1,835,530	3,671	0.81	1,501,946	5,170	1.38
Federal Funds Purchased	9,932	6	0.24	—	—	—	9	—	0.72
Notes Payable	—	—	—	6,722	61	3.66	12,000	111	3.72
FHLB Advances	57,500	228	1.59	57,500	228	1.61	193,819	1,064	2.21
Subordinated Debentures	73,862	1,112	6.04	73,776	1,085	5.96	31,228	479	6.17
Total Interest Bearing Liabilities	2,039,172	4,859	0.96%	1,973,528	5,045	1.04%	1,739,002	6,824	1.58%
Noninterest Bearing Liabilities:
Noninterest Bearing Transaction Deposits	732,299			676,173			603,456
Other Noninterest Bearing Liabilities	18,930			17,832			24,705
Total Noninterest Bearing Liabilities	751,229			694,005			628,161
Shareholders' Equity	286,311			272,729			255,109
Total Liabilities and Shareholders' Equity	$3,076,712			$2,940,262			$2,622,272
Net Interest Income / Interest Rate Spread		26,495	3.21%		25,609	3.27%		21,581	2.87%
Net Interest Margin (3)			3.52%			3.60%			3.38%
Taxable Equivalent Adjustment:
Tax-Exempt Investment Securities and Loans		(207)			(214)			(239)
Net Interest Income		$26,288			$25,395			$21,342

(1)	Interest income and average rates for tax-exempt investment securities and loans are presented on a tax-equivalent basis, assuming a statutory federal income tax rate of 21%.
(2)	Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.
(3)	Net interest margin includes the tax equivalent adjustment and represents the annualized results of: (i) the difference between interest income on interest earning assets and the interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.

Provision for Loan Losses

The provision for loan losses was $1.6 million for the second quarter of 2021, an increase of $500,000 from $1.1 million for the first quarter of 2021, and a decrease of $1.4 million from $3.0 million for the second quarter of 2020. The provision recorded in the second quarter of 2021 was primarily attributable to growth of the loan portfolio. The allowance for loan losses to total loans was 1.45% at June 30, 2021, compared to 1.48% at March 31, 2021, and 1.26% at June 30, 2020. The allowance for loan losses to total loans, excluding PPP loans, was 1.50% at June 30, 2021, compared to 1.59% at March 31, 2021, and 1.37% at June 30, 2020.

As an emerging growth company, the Company is not subject to Accounting Standards Update No. 2016-13 “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments,“ or CECL, until January 1, 2023.

The following table presents the activity in the Company’s allowance for loan losses for the periods indicated:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands)	2021	2021	2020	2021	2020
Balance at Beginning of Period	$35,987	$34,841	$24,585	$34,841	$22,526
Provision for Loan Losses	1,600	1,100	3,000	2,700	5,100
Charge-offs	(3)	(14)	(1)	(17)	(48)
Recoveries	7	60	49	67	55
Balance at End of Period	$37,591	$35,987	$27,633	$37,591	$27,633

Noninterest Income

Noninterest income was $1.6 million for the second quarter of 2021, an increase of $595,000 from $1.0 million for the first quarter of 2021, and a decrease of $374,000 from $2.0 million for the second quarter of 2020. The linked-quarter increase was primarily due to increased gains on sales of securities, offset partially by a decrease in letter of credit fees. The year-over-year decrease was primarily due to lower gains on sales of securities, offset partially by increased customer service fees and other income.

The following table presents the major components of noninterest income for the periods indicated:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands)	2021	2021	2020	2021	2020
Noninterest Income:
Customer Service Fees	$231	$234	$135	$465	$375
Net Gain on Sales of Securities	702	—	1,361	702	1,364
Letter of Credit Fees	231	327	265	558	539
Debit Card Interchange Fees	141	130	99	271	191
Swap Fees	—	—	—	—	907
Other Income	298	317	117	615	320
Totals	$1,603	$1,008	$1,977	$2,611	$3,696

Noninterest Expense

Noninterest expense was $11.5 million for the second quarter of 2021, an increase of $554,000 from $10.9 million for the first quarter of 2021, and an increase of $766,000 from $10.7 million for the second quarter of 2020. The linked-quarter increase was primarily due to an increase in salaries and employee benefits and technology expenses. The year-over-year increase was primarily attributable to increased salaries and employee benefits, occupancy and equipment, technology, and marketing and advertising expenses, offset partially by a $1.4 million decrease in FHLB advance prepayment fees incurred in the second quarter of 2020, as well as lower amortization of tax credit investments.

The following table presents the major components of noninterest expense for the periods indicated:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands)	2021	2021	2020	2021	2020
Noninterest Expense:
Salaries and Employee Benefits	$7,512	$7,102	$6,348	$14,614	$12,802
Occupancy and Equipment	980	1,055	672	2,035	1,385
FDIC Insurance Assessment	290	315	168	605	358
Data Processing	300	291	238	591	467
Professional and Consulting Fees	552	544	423	1,096	908
Information Technology and Telecommunications	549	462	326	1,011	592
Marketing and Advertising	314	286	85	600	551
Intangible Asset Amortization	47	48	47	95	95
Amortization of Tax Credit Investments	140	118	362	258	447
FHLB Advance Prepayment Fees	—	—	1,430	—	1,430
Other Expense	793	702	612	1,495	1,422
Totals	$11,477	$10,923	$10,711	$22,400	$20,457

In the second quarter of 2021, the Company attracted 18 new hires in lending, deposit gathering, technology, risk management, and other supportive roles, which continued to demonstrate the Company’s status as a preferred employer amidst ongoing market disruption. The Company reached 214 full-time equivalent employees at June 30, 2021, compared to 200 employees at March 31, 2021, and 173 employees at June 30, 2020.

The efficiency ratio, a non-GAAP financial measure, was 42.0% for the second quarter of 2021, compared to 41.2% for the first quarter of 2021, and 48.6% for the second quarter of 2020. Excluding the impact of certain non-routine income and expenses, the adjusted efficiency ratio, a non-GAAP financial measure, was 41.5% for the second quarter of 2021, 40.7% for the first quarter of 2021 and 40.4% for the second quarter of 2020. The efficiencies of the Company’s “branch-light” model have positioned the Company well for when the pandemic ends, and going forward, providing more flexibility for the Company to make significant investments in technology as the industry adapts to evolving client behavior.

Income Taxes

The effective combined federal and state income tax rate for the first and second quarters of 2021 was 25.8%, an increase from 20.9% for the second quarter of 2020.

Balance Sheet

Total assets at June 30, 2021 were $3.16 billion, a 2.9% increase from $3.07 billion at March 31, 2021, and a 14.8% increase from $2.75 billion at June 30, 2020. The linked-quarter increase in total assets was primarily due to robust organic loan growth, offset partially by a corresponding decrease in cash and cash equivalents. The year-over-year increase in total assets was primarily due to robust organic loan growth, as well as deploying excess liquidity into investment securities.

Total gross loans at June 30, 2021 were $2.59 billion, an increase of $168.1 million, or 6.9%, over total gross loans of $2.43 billion at March 31, 2021, and an increase of $400.4 million, or 18.3%, over total gross loans of $2.19 billion at June 30, 2020. The increase in the loan portfolio during the second quarter of 2021 was primarily due to growth in the multifamily and construction and land development segments, offset partially by declining PPP loan balances. When excluding the PPP loans altogether, gross loans grew $232.2 million during the second quarter of 2021, or 41.2% on an annualized basis. The Company's continued strong loan growth has been driven by M&A-related market disruption in the Twin Cities resulting in client and banker acquisition opportunities, PPP-related client acquisition opportunities, the expansion of the talented lending teams, and the strong and growing brand in the Twin Cities market.

The following table presents the dollar composition of the Company’s loan portfolio, by category, at the dates indicated:

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
(dollars in thousands)
Commercial	$321,474	$301,023	$304,220	$287,254	$302,536
Paycheck Protection Program	99,072	163,258	138,454	181,596	180,228
Construction and Land Development	251,573	193,372	170,217	175,882	191,768
Real Estate Mortgage:
1 - 4 Family Mortgage	277,943	294,964	294,479	286,089	289,456
Multifamily	790,275	665,415	626,465	585,814	522,491
CRE Owner Occupied	87,507	79,665	75,604	75,963	73,539
CRE Nonowner Occupied	758,101	720,396	709,300	660,058	627,651
Total Real Estate Mortgage Loans	1,913,826	1,760,440	1,705,848	1,607,924	1,513,137
Consumer and Other	8,241	8,030	7,689	6,572	6,109
Total Loans, Gross	2,594,186	2,426,123	2,326,428	2,259,228	2,193,778
Allowance for Loan Losses	(37,591)	(35,987)	(34,841)	(31,381)	(27,633)
Net Deferred Loan Fees	(11,450)	(11,273)	(9,151)	(10,367)	(10,287)
Total Loans, Net	$2,545,145	$2,378,863	$2,282,436	$2,217,480	$2,155,858

Total deposits at June 30, 2021 were $2.72 billion, an increase of $82.3 million, or 3.1%, over total deposits of $2.64 billion at March 31, 2021, and an increase of $478.9 million, or 21.4%, over total deposits of $2.24 billion at June 30, 2020. Deposit growth in the second quarter of 2021 was primarily due to an increase in noninterest bearing transaction deposits and brokered deposits, offset partially by a decline in savings and money market deposits and time deposits. Similar to the loan portfolio, the growth in core deposits has been a result of successful new client and banker acquisition initiatives and the strong, growing brand in the Twin Cities market. Brokered deposits increased back to levels last seen in the fourth quarter of 2020 due to the opportunity to obtain $75.0 million in funding at 1 basis point at various short-term maturities ranging from 3-12 months. As illustrated, the brokered deposit market provides flexibility in structure, optionality and efficiency not provided in traditional, retail deposit channels. Given the fluid environment, management believes deposits could experience fluctuations in future periods.

The following table presents the dollar composition of the Company’s deposit portfolio, by category, at the dates indicated:

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
(dollars in thousands)
Noninterest Bearing Transaction Deposits	$758,023	$712,999	$671,903	$685,773	$648,869
Interest Bearing Transaction Deposits	432,123	433,344	366,290	322,253	285,386
Savings and Money Market Deposits	761,485	791,583	657,617	498,397	516,543
Time Deposits	321,857	344,581	353,543	363,897	382,187
Brokered Deposits	447,418	356,147	452,283	402,724	409,066
Total Deposits	$2,720,906	$2,638,654	$2,501,636	$2,273,044	$2,242,051

Total shareholders’ equity at June 30, 2021 was $290.8 million, an increase of $11.7 million, or 4.2%, over total shareholders’ equity of $279.2 million at March 31, 2021, and an increase of $33.6 million, or 13.1%, over total shareholders’ equity of $257.2 million at June 30, 2020. The linked-quarter increase was due to net income retained. The year-over-year increase was due to net income retained and an increase in unrealized gains in the securities and derivatives portfolios, offset partially by stock repurchases made under the Company’s stock repurchase program. The Company did not repurchase any shares of its common stock during the second quarter of 2021.

Tangible book value per share, a non-GAAP financial measure, was $10.22 as of June 30, 2021, an increase of 4.3% from $9.80 as of March 31, 2021, and an increase of 16.2% from $8.80 as of June 30, 2020.

Subsequent to the end of the quarter, on July 8, 2021 the Company issued $30.0 million of 3.25% Fixed-to-Floating Rate Subordinated Notes due 2031 in a private placement transaction. These notes are callable starting on July 15, 2026 and qualify for tier 2 capital treatment at the holding company level. The Company intends to use the net proceeds of the private placement for general corporate purposes, including support for organic growth plans, support for bank level capital ratios and possible redemption or repurchase of currently outstanding indebtedness.

Asset Quality

Annualized net charge-offs (recoveries) as a percent of average loans for the second quarter of 2021 were 0.00%, compared to (0.01)% for the first quarter of 2021, and (0.01)% for the second quarter of 2020. At June 30, 2021, the Company’s nonperforming assets, which include nonaccrual loans, loans past due 90 days and still accruing, and foreclosed assets, were $761,000, or 0.02% of total assets, as compared to $770,000, or 0.03% of total assets at March 31, 2021, and $602,000 or 0.02% of total assets at June 30, 2020.

The Company has increased oversight and analysis of all segments of the loan portfolio in response to the COVID-19 pandemic, especially in vulnerable industries such as hospitality and restaurants, to proactively monitor evolving credit risk. Loans that have potential weaknesses that warrant a watchlist risk rating at June 30, 2021 totaled $56.7 million, compared to $58.3 million at March 31, 2021. As the COVID-19 pandemic continues to evolve, the length and extent of the economic uncertainty may result in further watchlist or adverse classifications in the loan portfolio. Loans that warranted a substandard risk rating at June 30, 2021 totaled $7.2 million, compared to $6.7 million at March 31, 2021.

The following table presents a summary of asset quality measurements at the dates indicated:

	As of and for the Three Months Ended
	June 30,	March 31	December 31,	September 30,	June 30,
(dollars in thousands)	2021	2021	2020	2020	2020
Selected Asset Quality Data
Loans 30-89 Days Past Due	$—	$—	$13	$458	$153
Loans 30-89 Days Past Due to Total Loans	0.00%	0.00%	0.00%	0.02%	0.01%
Nonperforming Loans	$761	$770	$775	$433	$602
Nonperforming Loans to Total Loans	0.03%	0.03%	0.03%	0.02%	0.03%
Foreclosed Assets	$—	$—	$—	$—	$—
Nonaccrual Loans to Total Loans	0.03%	0.03%	0.03%	0.02%	0.03%
Nonaccrual Loans and Loans Past Due 90 Days and Still Accruing to Total Loans	0.03	0.03	0.03	0.02	0.03
Nonperforming Assets (1)	$761	$770	$775	$433	$602
Nonperforming Assets to Total Assets (1)	0.02%	0.03%	0.03%	0.02%	0.02%
Allowance for Loan Losses to Total Loans	1.45	1.48	1.50	1.39	1.26
Allowance for Loan Losses to Total Loans, Excluding PPP Loans	1.51	1.59	1.59	1.51	1.37
Allowance for Loans Losses to Nonperforming Loans	4,939.68	4,673.64	4,495.61	7,247.34	4,590.20
Net Loan Charge-Offs (Recoveries) (Annualized) to Average Loans	0.00	(0.01)	0.08	0.00	(0.01)

(1)	Nonperforming assets are defined as nonaccrual loans plus loans 90 days past due plus foreclosed assets.

The Company developed programs for clients who experienced business and personal disruptions due to the COVID-19 pandemic by providing interest-only modifications, loan payment deferrals, and extended amortization modifications. In accordance with interagency regulatory guidance and the CARES Act, qualifying loans modified in response to the COVID-19 pandemic are not considered troubled debt restructurings. The Company had 19 modified loans totaling $33.9 million outstanding as of June 30, 2021, representing 1.4% of the total loan portfolio, excluding PPP loans.

The following table presents a rollforward of loan modification activity, by modification type, from March 31, 2021 to June 30, 2021:

(dollars in thousands)	Interest-Only	Payment Deferral	Extended Amortization	Total
Principal Balance - March 31, 2021	$31,663	$618	$4,802	$37,083
Modification Expired	(4,139)	(618)	—	(4,757)
Additional Modification Granted	1,173	—	—	1,173
New Modifications	468	—	—	468
Net Principal Advances (Payments)	(6)	—	(24)	(30)
Principal Balance - June 30, 2021	$29,159	$—	$4,778	$33,937

About the Company

Bridgewater Bancshares, Inc. (Nasdaq: BWB) is a St. Louis Park, Minnesota-based financial holding company. Bridgewater's banking subsidiary, Bridgewater Bank, is a premier, full-service Twin Cities bank dedicated to serving the diverse needs of commercial real estate investors, entrepreneurs, business clients and high-net-worth individuals. By pairing a range of deposit, lending and business services solutions with a responsive service model, Bridgewater has seen continuous growth and profitability. With total assets of $3.2 billion and seven branches as of June 30, 2021, Bridgewater is considered one of the largest locally led banks in the State of Minnesota, and has received numerous awards for its growth, banking services and esteemed corporate culture.

Investor Relations Contact:

Justin Horstman

Director of Investor Relations

investorrelations@bwbmn.com

952-542-5169

Use of Non-GAAP financial measures

In addition to the results presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the Company routinely supplements its evaluation with an analysis of certain non-GAAP financial measures. The Company believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors to help them understand the Company’s operating performance and trends, and to facilitate comparisons with the performance of peers. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of non-GAAP disclosures used in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Forward-Looking Statements

This earnings release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of the Company. These statements are often, but not always, identified by words such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized”, “target” and “outlook”, or the negative version of those words or other comparable words of a future or forward-looking nature.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the negative effects of the COVID-19 pandemic, including its effects on the economic environment, our clients and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with the pandemic; loan concentrations in our portfolio; the overall health of the local and national real estate market; our ability to successfully manage credit risk; business and economic conditions generally and in the financial services industry, nationally and within our market area; our ability to maintain an adequate level of allowance for loan losses; new or revised accounting standards, including as a result of the future implementation of the Current Expected Credit Loss standard; the concentration of large loans to certain borrowers; the concentration of large deposits from certain clients; our ability to successfully manage liquidity risk; our dependence on non-core funding sources and our cost of funds; our ability to raise additional capital to implement our business plan; our ability to implement our growth strategy and manage costs effectively; developments and uncertainty related to the future use and availability of some reference rates, such as the London Interbank Offered Rate, as well as other alternative reference rates; the composition of our senior leadership team and our ability to attract and retain key personnel; the occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents; interruptions involving our information technology and telecommunications systems or third-party servicers; competition in the financial services industry; the effectiveness of our risk management framework; the commencement and outcome of litigation and other legal proceedings and regulatory actions against us; the impact of recent and future legislative and regulatory changes; interest rate risk; fluctuations in the values of the securities held in our securities portfolio; the imposition of tariffs or other governmental policies impacting the value of products produced by our commercial borrowers; severe weather, natural disasters, wide spread disease or pandemics (including the COVID-19 pandemic), acts of war or terrorism or other adverse external events; potential impairment to the goodwill we recorded in connection with our past acquisition; changes to U.S. tax laws, regulations and guidance; and any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Bridgewater Bancshares, Inc. and Subsidiaries
Consolidated Balance Sheets

(dollars in thousands, except share data)

	June 30,	December 31,	June 30,
	2021	2020	2020
	(Unaudited)		(Unaudited)
ASSETS
Cash and Cash Equivalents	$92,197	$160,675	$178,428
Bank-Owned Certificates of Deposit	2,368	2,860	2,895
Securities Available for Sale, at Fair Value	402,786	390,629	326,295
Loans, Net of Allowance for Loan Losses of $37,591 at June 30, 2021 (unaudited), $34,841 at December 31, 2020 and $27,633 at June 30, 2020 (unaudited)	2,545,145	2,282,436	2,155,858
Federal Home Loan Bank (FHLB) Stock, at Cost	5,832	5,027	8,617
Premises and Equipment, Net	50,177	50,987	43,062
Accrued Interest	8,728	9,172	8,267
Goodwill	2,626	2,626	2,626
Other Intangible Assets, Net	574	670	765
Other Assets	52,179	22,263	27,650
Total Assets	$3,162,612	$2,927,345	$2,754,463

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Noninterest Bearing	$758,023	$671,903	$648,869
Interest Bearing	1,962,883	1,829,733	1,593,182
Total Deposits	2,720,906	2,501,636	2,242,051
Notes Payable	—	11,000	12,000
FHLB Advances	57,500	57,500	147,500
Subordinated Debentures, Net of Issuance Costs	73,913	73,739	73,658
Accrued Interest Payable	2,654	1,615	1,953
Other Liabilities	16,809	16,450	20,111
Total Liabilities	2,871,782	2,661,940	2,497,273

SHAREHOLDERS' EQUITY
Preferred Stock- $0.01 par value
Authorized 10,000,000; None Issued and Outstanding at June 30, 2021 (unaudited), December 31, 2020 and June 30, 2020 (unaudited)	—	—	—
Common Stock- $0.01 par value
Common Stock - Authorized 75,000,000; Issued and Outstanding 28,162,777 at June 30, 2021 (unaudited), 28,143,493 at December 31, 2020 and 28,837,560 at June 30, 2020 (unaudited)	282	281	288
Additional Paid-In Capital	104,811	103,714	110,906
Retained Earnings	176,495	154,831	142,678
Accumulated Other Comprehensive Income	9,242	6,579	3,318
Total Shareholders' Equity	290,830	265,405	257,190
Total Liabilities and Equity	$3,162,612	$2,927,345	$2,754,463

Bridgewater Bancshares, Inc. and Subsidiaries
Consolidated Statements of Income

(dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans, Including Fees	$28,748	$27,908	$25,913	$56,656	$51,026
Investment Securities	2,312	2,420	2,091	4,732	4,287
Other	87	112	162	199	321
Total Interest Income	31,147	30,440	28,166	61,587	55,634

INTEREST EXPENSE
Deposits	3,513	3,671	5,170	7,184	10,894
Notes Payable	—	61	111	61	226
FHLB Advances	228	228	1,064	456	2,091
Subordinated Debentures	1,112	1,085	479	2,197	872
Federal Funds Purchased	6	—	—	6	107
Total Interest Expense	4,859	5,045	6,824	9,904	14,190

NET INTEREST INCOME	26,288	25,395	21,342	51,683	41,444
Provision for Loan Losses	1,600	1,100	3,000	2,700	5,100

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	24,688	24,295	18,342	48,983	36,344

NONINTEREST INCOME
Customer Service Fees	231	234	135	465	375
Net Gain on Sales of Available for Sale Securities	702	—	1,361	702	1,364
Other Income	670	774	481	1,444	1,957
Total Noninterest Income	1,603	1,008	1,977	2,611	3,696

NONINTEREST EXPENSE
Salaries and Employee Benefits	7,512	7,102	6,348	14,614	12,802
Occupancy and Equipment	980	1,055	672	2,035	1,385
Other Expense	2,985	2,766	3,691	5,751	6,270
Total Noninterest Expense	11,477	10,923	10,711	22,400	20,457

INCOME BEFORE INCOME TAXES	14,814	14,380	9,608	29,194	19,583
Provision for Income Taxes	3,821	3,709	2,010	7,530	4,542
NET INCOME	$10,993	$10,671	$7,598	$21,664	$15,041

EARNINGS PER SHARE
Basic	$0.39	$0.38	$0.26	$0.77	$0.52
Diluted	0.38	0.37	0.26	0.75	0.51
Dividends Paid Per Share	—	—	—	—	—

Bridgewater Bancshares, Inc. and Subsidiaries Analysis of Average Balances, Yields and Rates (year-to-date) (dollars in thousands, except per share data) (Unaudited)	For the Six Months Ended
	June 30, 2021			June 30, 2020
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	& Fees	Rate	Balance	& Fees	Rate
(dollars in thousands)
Interest Earning Assets:
Cash Investments	$96,724	$67	0.14%	$69,267	$96	0.28%
Investment Securities:
Taxable Investment Securities	307,898	3,371	2.21	195,873	2,691	2.76
Tax-Exempt Investment Securities (1)	78,985	1,723	4.40	93,260	2,020	4.36
Total Investment Securities	386,883	5,094	2.66	289,133	4,711	3.28
Paycheck Protection Program Loans (2)	149,098	3,631	4.91	70,037	873	2.51
Loans (1)(2)	2,313,295	53,085	4.63	1,983,641	50,220	5.09
Total Loans	2,462,393	56,716	4.64	2,053,678	51,093	5.00
Federal Home Loan Bank Stock	5,636	132	4.74	10,370	225	4.37
Total Interest Earning Assets	2,951,636	62,009	4.24%	2,422,448	56,125	4.66%
Noninterest Earning Assets	57,228			47,208
Total Assets	$3,008,864			$2,469,656
Interest Bearing Liabilities:
Deposits:
Interest Bearing Transaction Deposits	$392,732	$942	0.48%	$259,704	$808	0.63%
Savings and Money Market Deposits	744,480	1,949	0.53	527,445	3,232	1.23
Time Deposits	338,497	2,341	1.39	382,256	4,299	2.26
Brokered Deposits	391,167	1,952	1.01	269,000	2,555	1.91
Total Interest Bearing Deposits	1,866,876	7,184	0.78	1,438,405	10,894	1.52
Federal Funds Purchased	4,993	6	0.24	12,422	107	1.74
Notes Payable	3,343	61	3.66	12,253	226	3.71
FHLB Advances	57,500	456	1.60	183,099	2,091	2.30
Subordinated Debentures	73,819	2,197	6.00	27,986	872	6.27
Total Interest Bearing Liabilities	2,006,531	9,904	1.00%	1,674,165	14,190	1.70%
Noninterest Bearing Liabilities:
Noninterest Bearing Transaction Deposits	704,391			523,828
Other Noninterest Bearing Liabilities	18,384			18,708
Total Noninterest Bearing Liabilities	722,775			542,536
Shareholders' Equity	279,558			252,955
Total Liabilities and Shareholders' Equity	$3,008,864			$2,469,656
Net Interest Income / Interest Rate Spread		52,105	3.24%		41,935	2.96%
Net Interest Margin (3)			3.56%			3.48%
Taxable Equivalent Adjustment:
Tax-Exempt Investment Securities and Loans		(422)			(491)
Net Interest Income		$51,683			$41,444

(1)	Interest income and average rates for tax-exempt investment securities and loans are presented on a tax-equivalent basis, assuming a statutory federal income tax rate of 21%
(2)	Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.
(3)	Net interest margin includes the tax equivalent adjustment and represents the annualized results of: (i) the difference between interest income on interest earning assets and the interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.

Non-GAAP Financial Measures

(dollars in thousands) (unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Pre-Provision Net Revenue
Noninterest Income	$1,603	$1,008	$1,977	$2,611	$3,696
Less: Gain on sales of Securities	(702)	—	(1,361)	(702)	(1,364)
Total Operating Noninterest Income	901	1,008	616	1,909	2,332
Plus: Net Interest income	26,288	25,395	21,342	51,683	41,444
Net Operating Revenue	$27,189	$26,403	$21,958	$53,592	$43,776

Noninterest Expense	$11,477	$10,923	$10,711	$22,400	$20,457
Less: Amortization of Tax Credit Investments	(140)	(118)	(362)	(258)	(447)
Less: FHLB Advance Prepayment Fees	—	—	(1,430)	—	(1,430)
Total Operating Noninterest Expense	$11,337	$10,805	$8,919	$22,142	$18,580

Pre-Provision Net Revenue	$15,852	$15,598	$13,039	$31,450	$25,196

Plus:
Non-Operating Revenue Adjustments	702	—	1,361	702	1,364
Less:
Provision for Loan Losses	1,600	1,100	3,000	2,700	5,100
Non-Operating Expense Adjustments	140	118	1,792	258	1,877
Provision for Income Taxes	3,821	3,709	2,010	7,530	4,542
Net Income	$10,993	$10,671	$7,598	$21,664	$15,041

Average Assets	$3,076,712	$2,940,262	$2,622,272	$3,008,864	$2,469,656
Pre-Provision Net Revenue Return on Average Assets	2.07%	2.15%	2.00%	2.11%	2.05%

	As of and for the Three Months Ended			As of and for the Six Months Ended
	June 30,	March 31	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Core Net Interest Margin
Net Interest Income (Tax-Equivalent Basis)	$26,495	$25,609	$21,581	$52,105	$41,935
Less: Loan Fees	(1,023)	(1,202)	(1,264)	(2,225)	(2,571)
Less: PPP Interest and Fees	(1,767)	(1,864)	(873)	(3,631)	(873)
Core Net Interest Income	$23,705	$22,543	$19,444	$46,249	$38,491

Average Interest Earning Assets	3,019,437	2,883,084	2,567,292	2,951,636	2,422,448
Less: Average PPP Loans	(149,312)	(148,881)	(139,235)	(149,098)	(70,037)
Core Average Interest Earning Assets	$2,870,125	$2,734,203	$2,428,057	$2,802,538	$2,352,411
Core Net Interest Margin	3.31%	3.34%	3.22%	3.33%	3.29%

Non-GAAP Financial Measures

(dollars in thousands) (unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Efficiency Ratio
Noninterest Expense	$11,477	$10,923	$10,711	$22,400	$20,457
Less: Amortization of Intangible Assets	(47)	(48)	(47)	(95)	(95)
Adjusted Noninterest Expense	$11,430	$10,875	$10,664	$22,305	$20,362
Net Interest Income	26,288	25,395	21,342	51,683	41,444
Noninterest Income	1,603	1,008	1,977	2,611	3,696
Less: Gain on Sales of Securities	(702)	—	(1,361)	(702)	(1,364)
Adjusted Operating Revenue	$27,189	$26,403	$21,958	$53,592	$43,776
Efficiency Ratio	42.0%	41.2%	48.6%	41.6%	46.5%

Adjusted Efficiency Ratio
Noninterest Expense	$11,477	$10,923	$10,711	$22,400	$20,457
Less: Amortization of Tax Credit Investments	(140)	(118)	(362)	(258)	(447)
Less: FHLB Advance Prepayment Fees	—	—	(1,430)	—	(1,430)
Less: Amortization of Intangible Assets	(47)	(48)	(47)	(95)	(95)
Adjusted Noninterest Expense	$11,290	$10,757	$8,872	$22,047	$18,485
Net Interest Income	26,288	25,395	21,342	51,683	41,444
Noninterest Income	1,603	1,008	1,977	2,611	3,696
Less: Gain on Sales of Securities	(702)	—	(1,361)	(702)	(1,364)
Adjusted Operating Revenue	$27,189	$26,403	$21,958	$53,592	$43,776
Adjusted Efficiency Ratio	41.5%	40.7%	40.4%	41.1%	42.2%

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Adjusted Noninterest Expense to Average Assets
Noninterest Expense	$11,477	$10,923	$10,711	$22,400	$20,457
Less: Amortization of Tax Credit Investments	(140)	(118)	(362)	(258)	(447)
Less: FHLB Advance Prepayment Fees	—	—	(1,430)	—	(1,430)
Adjusted Noninterest Expense	$11,337	$10,805	$8,919	$22,142	$18,580

Average Assets	$3,076,712	$2,940,262	$2,622,272	$3,008,864	$2,469,656
Adjusted Noninterest Expense to Average Assets	1.48%	1.49%	1.37%	1.48%	1.51%

Non-GAAP Financial Measures

(dollars in thousands) (unaudited)

	As of and for the Three Months Ended			As of and for the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Tangible Common Equity and Tangible Common Equity/Tangible Assets
Common Equity	$290,830	$279,171	$257,190
Less: Intangible Assets	(3,200)	(3,248)	(3,391)
Tangible Common Equity	$287,630	$275,923	$253,799

Total Assets	$3,162,612	$3,072,359	$2,754,463
Less: Intangible Assets	(3,200)	(3,248)	(3,391)
Tangible Assets	$3,159,412	$3,069,111	$2,751,072
Tangible Common Equity/Tangible Assets	9.10%	8.99%	9.23%

Tangible Book Value Per Share
Book Value Per Common Share	$10.33	$9.92	$8.92
Less: Effects of Intangible Assets	(0.11)	(0.12)	(0.12)
Tangible Book Value Per Common Share	$10.22	$9.80	$8.80

Return on Average Tangible Common Equity
Net Income	$10,993	$10,671	$7,598	$21,664	$15,041

Average Common Equity	$286,311	$272,729	$255,109	$279,558	$252,955
Less: Effects of Average Intangible Assets	(3,228)	(3,276)	(3,419)	(3,251)	(3,442)
Average Tangible Common Equity	$283,083	$269,453	$251,690	$276,307	$249,513
Return on Average Tangible Common Equity	15.58%	16.06%	12.14%	15.81%	12.12%

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Tangible Common Equity
Common Equity	$290,830	$279,171	$265,405	$265,432	$257,190
Less: Intangible Assets	(3,200)	(3,248)	(3,296)	(3,344)	(3,391)
Tangible Common Equity	$287,630	$275,923	$262,109	$262,088	$253,799